Exhibit (a)(5)(C)

FOR IMMEDIATE RELEASE

Affiliates of Certain Funds Managed by Affiliates of Apollo Global Management Announce Extension of

Tender Offer for All Outstanding Shares of Outerwall

NEW YORK, NY — August 31, 2016 — Affiliates of certain funds managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) and Outerwall Inc. (“Outerwall”) today announced an agreement to extend the offering period of Apollo’s previously announced cash tender offer to purchase all of the outstanding shares of common stock of Outerwall to 12:00 Midnight, New York City time, on September 22, 2016 (one minute after 11:59 P.M., New York City time, on September 22, 2016), unless further extended. The tender offer was previously scheduled to expire at 12:00 Midnight, New York City time, on September 1, 2016 (one minute after 11:59 P.M., New York City time, on September 1, 2016).

Computershare Trust Company, N.A., the depositary for the tender offer, has advised Apollo that, as of 5:00 P.M., New York City time, on August 31, 2016, 4,834,209 shares of common stock of Outerwall were tendered pursuant to the tender offer, which represented approximately 28.1% of the outstanding shares of common stock of Outerwall. Stockholders who have already tendered their shares of common stock of Outerwall do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the tender offer.

Okapi Partners LLC is acting as information agent for Apollo in the tender offer. Requests for documents and questions regarding the tender offer may be directed to Okapi Partners LLC by telephone at (855) 305-0856 or banks and brokers may call (212) 297-0720, or by email at info@okapipartners.com.

About Apollo

Apollo (NYSE: APO) is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Singapore, Mumbai, Delhi, Shanghai and Hong Kong. Apollo had assets under management of approximately $186 billion as of June 30, 2016, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Forward-Looking Statements

In this press release, references to “Apollo,” “we,” “us,” “our” and the “Company” refer collectively to Apollo Global Management, LLC, together with its consolidated subsidiaries. This press release may contain forward looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this press release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new private equity, credit or real estate funds, market conditions, generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds and litigation risks, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in Apollo’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2016, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This press release does not constitute an offer of any Apollo fund.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. On August 5, 2016, affiliates of certain funds managed by affiliates of Apollo filed a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) with the SEC and Outerwall filed the related Solicitation/Recommendation statement on Schedule 14D-9 with the SEC. Prior to making any decision regarding the tender offer, Outerwall stockholders are strongly advised to read the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9. Outerwall stockholders may obtain the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 may be obtained free of charge from Okapi Partners LLC, the information agent for the tender offer, at 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, Telephone Number (855) 305-0856 or banks and brokers may call (212) 297-0720.

Media Contact:

Apollo Global Management, LLC

Gary M. Stein, 212-822-0467

gstein@apollolp.com

or

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren, 212-843-8590

czehren@rubenstein.com